Exhibit 10.69

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this "Amendment") is entered this 19th day of December, 2008 (the "Effective Date"), by and between Far East Energy (Bermuda), Ltd., a Bermuda exempted limited liability company (the "Company") and a wholly-owned subsidiary of Far East Energy Corporation, a Nevada corporation, and Phil Christian (the "Employee").

RECITALS

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated effective March 12, 2008 (the "Existing Agreement"); and

WHEREAS, the Company and the Employee desire to amend the Existing Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto by the Existing Agreement.

ARTICLE II

Amendments

Section 2.01.  Section 3(c).  The fifth sentence of Section 3(c) is hereby amended and restated in its entirety to read as follows:

"The Company intends that all such payments shall be made no later than December 31st of the calendar year beginning after the calendar year in which the Employee's taxes are remitted to the Internal Revenue Service; however, the timing of the actual payment is dependent upon the Employee's prompt provision of all relevant data and documentation that is reasonably necessary to compute the final hypothetical tax; provided, however, that all payments shall be completed within the time period required by Treas. Reg. §1.409A-1(b)(8)(iii)."

Section 2.02.  Section 8(f).  Section 8(f) is hereby amended and restated in its entirety to read as follows:

"(f)  In order to receive the payments set forth in this Section 8, Employee must first execute a separation agreement and release of claims (other than the benefits under this Section 8) in a form suitable to the Company; provided, however, that Company shall provide the Employee with such form on a timely basis so that the Employee is able to provide the Company with the executed separation agreement and release of claims to ensure that payments made pursuant to Section 8(a) hereto are made within the 'short term deferral period' within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder."

ARTICLE III

Miscellaneous

Section 3.01. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Agreement.  Except as expressly modified and superseded by this Amendment, the Company and the Employee each hereby (a) ratifies and confirms the Existing Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and the Employee, enforceable against the Company and the Employee in accordance with its respective terms.

Section 3.02. Severability.  If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of  this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03. Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law.  This Amendment shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

Section 3.05. Withholding.  All amounts paid pursuant to the Existing Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts.  This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07. Waiver.  No term or condition of the Existing Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Existing Agreement except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08. Entire Agreement.  The Existing Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding the subjects thereof except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in the Existing Agreement or this Amendment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Employee has placed this signature hereon, effective as of the latest date below.

FAR EAST ENERGY (BERMUDA), LTD

By:	/s/ Michael R. McElwrath	Date: December 19, 2008
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Phil Christian	Date: December 19, 2008
Phil Christian